Exhibit 99.1
Oppenheimer Holdings Inc. Reports Second Quarter 2021 Earnings and Announces Increase in the Quarterly Dividend

New York, July 29, 2021 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $31.2 million or $2.46 basic earnings per share for the second quarter of 2021, an increase of 76.5%, compared with net income of $17.6 million or $1.40 basic earnings per share for the second quarter of 2020. Revenue for the second quarter of 2021 was $340.3 million, an increase of 28.5%, compared to revenue of $264.7 million for the second quarter of 2020.
Albert G. Lowenthal, Chairman and CEO commented, "We are extremely pleased with the operating results for the second quarter which helped us post the best first half results in the Firm's history. The results are a reflection of our strong operating model with contributions across the platform. In particular, we had dramatically improved results from investment banking compared to the same period last year. The Investment Banking results reflected robust equity underwriting fees and higher M&A fees. Our Wealth Management business continued to post new records for AUM as investors continued to favor equities amid a strengthening economic recovery. Continued stimulus spending, low interest rates, and lower levels of unemployment powered the broader equity markets to new highs as the S&P 500 increased 8.2% during the second quarter. Operating results in Wealth Management continued to be negatively impacted by low interest rates.

As a result of the strong operating environment and dramatically improved results, the Firm's board of directors has approved a 25% increase in the quarterly dividend to $0.15 per share beginning with the upcoming dividend payment in August. We, once again, want to express our gratitude to our employees who continue to provide superior service to our clients and have continued to support the overall business during these extraordinary times.”

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	2Q-21	2Q-20
Revenue	$340,293	$264,730
Compensation Expense	$231,140	$179,594
Non-compensation Expense	$65,985	$61,872
Pre-Tax Income	$43,168	$23,264
Income Taxes	$12,009	$5,615
Net Income	$31,159	$17,649
Earnings Per Share (Basic)	$2.46	$1.40
Earnings Per Share (Diluted)	$2.28	$1.34
Book Value Per Share	$59.29	$47.92
Tangible Book Value Per Share (1)	$45.90	$34.37
Private Client
Revenue	$166,863	$141,825
Pre-Tax Income	$21,673	$24,349
Assets Under Administration (billions)	$117.3	$89.7
Asset Management
Revenue	$25,544	$17,515
Pre-Tax Income	$8,638	$3,983
Assets Under Management (billions)	$43.7	$32.7
Capital Markets
Revenue	$147,945	$105,270
Pre-Tax Income	$39,373	$22,322

(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Record second quarter gross revenue was driven by investment banking revenue and advisory fees
•Record revenue and earnings in Capital Markets segment for the second quarter was driven by record investment banking results
•Capital Markets pre-tax profit margin was 26.6% driven by strength in the equities underwriting and M&A advisory businesses
•Client assets under administration and under management were both at record levels at June 30, 2021
•Shareholders' Equity reached a record $752.5 million as of June 30, 2021
•Book value and tangible book value per share reached record levels at June 30, 2021

Private Client
Private Client reported revenue for the current quarter of $166.9 million, 17.7% higher compared with a year ago. Pre-tax income of $21.7 million in the current quarter resulted in a pre-tax profit margin of 13.0% despite the negative impact from increased compensation costs of $12.8 million associated with share-based compensation tied to the Company's stock price, and lower short-term interest rates.
Revenue:
•Retail commissions increased 6.9% from a year ago amidst continued elevated client trading activity
•Advisory fees increased 46.4% due to higher assets under management during the billing period for the second quarter of 2021 compared with that of the second quarter of 2020
•Bank deposit sweep income decreased $3.4 million or 47.9% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances which continue to be near record levels
•Interest revenue increased 40.9% from a year ago due to higher average margin balances partially offset by lower short-term interest rates
•Other revenue decreased 20.4% primarily due to lower increases in the cash surrender value of Company-owned life insurance policies during the current quarter compared to a year ago
Total Expenses:
•Compensation expenses increased 29.9% from a year ago primarily due to increased production and share-based compensation costs partially offset by lower deferred compensation costs
◦Compensation expense tied to the Company's stock price was $12.8 million for the current quarter compared with $2.0 million in the prior year due to the Company's stock price increasing from $39.95 at the end of the prior quarter to $50.84 at the end of the current quarter
•Non-compensation expenses increased 2.5% from a year ago primarily due to an increase in allowance for credit losses

('000s, except otherwise indicated)
	2Q-21	2Q-20

Revenue	$166,863	$141,825
Commissions	$53,753	$50,295
Advisory Fees	$85,598	$58,465
Bank Deposit Sweep Income	$3,712	$7,122
Interest	$7,235	$5,134
Other	$16,565	$20,809

Total Expenses	$145,190	$117,476
Compensation	$117,564	$90,512
Non-compensation	$27,626	$26,964

Financial Advisers (#)	1,004	1,029
Assets Under Administration (billions)	$117.3	$89.7
Cash Sweep Balances (billions)	$7.3	$6.3

Asset Management

Asset Management reported revenue for the current quarter of $25.5 million, 45.8% higher compared with a year ago. Pre-tax income was $8.6 million, an increase of 116.9% compared with the prior year.

Revenue:
•Advisory fee revenue increased 45.9% due to higher assets under management during the billing period for the second quarter of 2021 compared with that of the second quarter of 2020
Assets under Management (AUM):
▪AUM hit a record level of $43.7 billion at June 30, 2021, which is the basis for advisory fee billings for July 2021
▪The increase in AUM was comprised of higher asset values of $9.8 billion on existing client holdings and a net contribution of assets of $1.2 billion
Total Expenses:
•Compensation expenses were up 10.3% from a year ago which was primarily due to increases in incentive compensation
•Non-compensation expenses were up 35.5% when compared to the prior period due to higher portfolio manager costs in line with the increase in AUM

('000s, except otherwise indicated)
	2Q-21	2Q-20

Revenue	$25,544	$17,515
Advisory Fees	$25,541	$17,507
Other	$3	$8

Total Expenses	$16,906	$13,532
Compensation	$6,261	$5,676
Non-compensation	$10,645	$7,856

AUM (billions)	$43.7	$32.7

Capital Markets

Capital Markets reported revenue for the current quarter of $147.9 million, 40.5% higher when compared with the prior year. Pre-Tax income was $39.4 million compared with pre-tax income of $22.3 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 597.3% compared with a year ago driven by large back-end fees on special purpose acquisition companies (SPAC) for M&A services and private investment in public equity (PIPE) transactions
•Equity underwriting fees increased 41.7% compared with a year ago due to an increase in equity underwriting activity during the period
•Fixed income underwriting fees were up 15.0% compared with a year ago primarily driven by new issuances of emerging market debt during the period
Sales and Trading
•Equities sales and trading revenue decreased 12.8% compared with a year ago due to reduced volatility in the equities market
•Fixed Income sales and trading decreased 31.4% compared with a year ago driven by lower income from emerging markets and high yield bonds partially offset by higher income from mortgage-backed securities

Total Expenses:
•Compensation expenses increased 37.5% compared with a year ago primarily due to increased salary and incentive compensation partially offset by lower production-related compensation
•Non-compensation expenses were 10.9% higher than a year ago due to increased underwriting expenses related to high transaction volumes and moderately higher costs associated with business travel and entertainment and conferences

('000s)
	2Q-21	2Q-20

Revenue	$147,945	$105,270

Investment Banking	$99,045	$43,125
Advisory Fees	$50,515	$7,244
Equities Underwriting	$39,371	$27,787
Fixed Income Underwriting	$8,835	$7,685
Other	$324	$409

Sales and Trading	$48,630	$61,469
Equities	$30,218	$34,635
Fixed Income	$18,412	$26,834

Other	$270	$676

Total Expenses	$108,572	$82,948
Compensation	$85,663	$62,295
Non-compensation	$22,909	$20,653

Other Matters

•Shareholders' equity reached a record high of $752.5 million on June 30, 2021
•The Board of Directors announced a $0.03, or 25%, increase in the quarterly dividend to $0.15 per share effective for the second quarter of 2021 payable on August 26, 2021 to holders of Class A non-voting and Class B voting common stock of record on August 12, 2021
•There were no common stock repurchases during the period under the Company's stock repurchase program
•Level 3 assets, comprised of auction rate securities, were $31.4 million as of June 30, 2021 compared with $29.6 million as of June 30, 2020
•Compensation expense as a percentage of revenue was slightly higher at 67.9% during the current quarter versus 67.8% last year
•The effective tax rate for the current quarter was 27.8% compared with 24.1% for the prior year period primarily driven by higher non-deductible permanent items in the current quarter as well as the resolution of tax audits on a favorable basis in the prior year period

(In millions, except number of shares and per share amounts)
	2Q-21	2Q-20
Capital
Senior Secured Notes	$124.0	$148.2
Shareholders' Equity	$752.5	$601.1
Regulatory Net Capital (1)	$344.7	$251.3
Regulatory Excess Net Capital (1)	$319.1	$228.3

Common Stock Repurchases
Repurchases	$—	$3.8
Number of Shares	—	191,044
Average Price	$—	$20.06

Period End Shares	12,692,311	12,445,479
Effective Tax Rate	27.8%	24.1%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus ("COVID-19") Pandemic

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators. We have adopted enhanced cleaning practices and other health protocols in our offices and taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions is reliant on the continued ability to have the vast majority of employees work remotely. To date, there have been no significant disruptions to our business or control processes as a result of this dispersion of employees. Over the last several months, there has been widespread distribution and inoculation of the U.S. population with vaccines that have been proven to be both safe and effective. We are continuing to monitor the vaccination rollout as well as the risk of the many new variants and whether the vaccines are effective against the new variants. At the current rate of progress, we anticipate that a large number of our employees will continue to work remotely for the remainder of the summer and are planning for a broader re-entry to our offices in mid-September.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Commissions	$96,171	$101,636	(5.4)	$209,642	$204,885	2.3
Advisory fees	111,152	75,981	46.3	215,648	162,145	33.0
Investment banking	104,742	46,186	126.8	229,243	71,914	218.8
Bank deposit sweep income	3,712	7,122	(47.9)	7,720	25,948	(70.2)
Interest	8,909	6,220	43.2	17,575	17,110	2.7
Principal transactions, net	6,305	12,064	(47.7)	17,170	11,196	53.4
Other	9,302	15,521	(40.1)	16,577	6,302	163.0
Total revenue	340,293	264,730	28.5	713,575	499,500	42.9
EXPENSES
Compensation and related expenses	231,140	179,594	28.7	486,741	337,270	44.3
Communications and technology	19,172	21,324	(10.1)	39,779	41,215	(3.5)
Occupancy and equipment costs	15,225	15,334	(0.7)	30,407	31,412	(3.2)
Clearing and exchange fees	5,155	6,191	(16.7)	11,430	11,850	(3.5)
Interest	2,448	2,890	(15.3)	5,095	9,440	(46.0)
Other	23,985	16,133	48.7	44,828	34,826	28.7
Total expenses	297,125	241,466	23.1	618,280	466,013	32.7
Pre-Tax Income	43,168	23,264	85.6	95,295	33,487	184.6
Income taxes	12,009	5,615	113.9	25,478	8,020	217.7
Net income	$31,159	$17,649	76.5	$69,817	$25,467	174.1

Earnings per share
Basic	$2.46	$1.40	75.7	$5.53	$1.99	177.9
Diluted	$2.28	$1.34	70.1	$5.17	$1.92	169.3

Weighted average number of common shares outstanding
Basic	12,689,191	12,640,463	0.4	12,634,464	12,768,096	(1.0)
Diluted	13,681,146	13,124,655	4.2	13,495,589	13,269,494	1.7